EXHIBIT 10.1
FORM OF EMPLOYEE RESTRICTED STOCK UNIT AGREEMENT
     AGREEMENT made as of the [  ] (the “Grant Date”), by and between The Pepsi Bottling Group, Inc., a Delaware corporation having its principal office at One Pepsi Way, Somers, New York 10589 (“PBG”), and [  ] (“you” or the “Grantee”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of PBG (the “Board”) has approved PBG’s Long Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan; and
     WHEREAS, the Compensation and Management Development Committee of the Board or its delegate (the “Committee”) (which is authorized to administer the Plan) has decided to grant you an award of restricted stock units as described herein pursuant to the Plan (the “Restricted Stock Units”); and
     WHEREAS, the Restricted Stock Units are to be evidenced by an Agreement in such form and containing such terms and conditions, as the Committee shall determine;
     NOW, THEREFORE, it is mutually agreed as follows:
     1. Grant. In consideration of your remaining in the employ of PBG, or one of its direct or indirect subsidiaries (collectively, the “Company”), PBG hereby grants to you, on the terms and conditions set forth herein, an aggregate of [  ] Restricted Stock Units subject to, and in accordance with, the terms set forth in this Agreement.
     2. Lapse of Restrictions. Subject to the terms and conditions set forth herein, your Restricted Stock Units shall become fully vested on [        ] [subject to achievement of one or more pre-established performance condition(s) permitted by the Plan] so long as you remain an employee of the Company through such date and shall be payable as soon as practicable [after such date] [[or alternatively] following a period of [insert period] after such date]; provided, however, that if your employment terminates as a result of your [Retirement (as defined below [and provided the performance condition(s) is (are) met]),] Total Disability (as defined below), or death, then you, or in the event of your death, your legal representative (or any person to whom the Restricted Stock Units may be transferred by will or the applicable laws of descent and distribution), shall be vested as of the date of such employment termination with a portion of the Restricted Stock Units which is in proportion to your active service during the period commencing on the Grant Date and ending on [        ] and such vested portion of Restricted Stock Units shall be paid as soon as practicable after such accelerated vesting date (except as provided in Section 9)[; and provided further, however, that with respect to Restricted Stock Units that are not subject to section 409A of the Internal Revenue Code of 1986 as amended (the “Code”), if you become eligible for Retirement (as defined below) during the vesting period, then with respect to each calendar year during the vesting period after you become eligible for Retirement, the portion of Restricted Stock Units that would have vested had you retired on the last day of such calendar year shall vest as of such day and shall be paid to you within two and one-half months following the end of such calendar year, solely to the extent that nonpayment would cause the Restricted Stock Units to be subject to section 409A of the Code.] Notwithstanding anything herein to the contrary (except as provided in Section 16 hereof), unless otherwise determined by the Committee, no Restricted Stock Units shall become vested after the date your employment with the Company terminates.
     3. Payment. Restricted Stock Units that vest and become payable shall be settled in shares of PBG Common Stock [[or alternatively], cash]. You shall receive one share of PBG Common Stock for each vested Restricted Stock Unit. Any amount that the Company may be required to withhold upon the settlement of Restricted Stock Units and/or the payment of dividend equivalents in respect of applicable foreign, federal (including FICA), state and local taxes, must be paid in full at the time of the issuance of shares. The Company may, in its discretion, establish procedures to ensure proper withholding of applicable taxes, which may include issuance of the number of shares remaining net of the minimum withholding obligation.
     4. Dividend Equivalents. During the vesting period and any deferral period, you shall accumulate dividend equivalents with respect to the Restricted Stock Units, which dividend equivalents shall be paid in cash (without interest) to you only if and when the applicable Restricted Stock Units vest and become payable. Dividend equivalents shall equal the dividends actually paid with respect to PBG Common Stock during the vesting period and any deferral period.
     5. Misconduct. If the Committee or its delegate determines that the Grantee has committed “Misconduct” at any time prior to, or within twelve months after, the payment of any Restricted Stock Units, then the Committee may, in its sole discretion: (i) cancel any outstanding Restricted Stock Units and/or (ii) require the Grantee to pay to the Company the value of any Restricted Stock Units which was paid within the twelve month period immediately preceding the date of such cancellation (or if there is no cancellation, the date on which such claim for payment is made). The Grantee commits Misconduct if the Committee or its delegate determines that the Grantee: (a) violated any agreement between the Company and the Grantee, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services; (b) engaged in any act which is considered by the Committee to be contrary to the Company’s best interests, including, but not limited to, recruiting or soliciting employees of the Company; (c) violated the Company’s Code of Conduct or engaged in any other activity which constitutes gross misconduct; (d) engaged in unlawful trading in the securities of PBG or of any other company based on information gained as a result of his or her employment with the Company; (e) disclosed to an unauthorized person or misused confidential information or trade secrets of the Company; (f) made any statement (whether written, oral or electronic), or conveyed any information about the Company which is disparaging or which reflects negatively upon the Company unless required by law or pursuant to a Company policy; or (g) Competed (as defined below) with the Company. This paragraph shall also apply if the Grantee commits Misconduct after his or her employment with the Company terminates.
     6. Adjustment for Change in Common Stock. In the event of (a) any change in the outstanding shares of PBG Common Stock by reason of any split, stock dividend, recapitalization, merger, reorganization, consolidation, combination or exchange of shares, (b) any separation of a corporation (including a spin-off or other distribution of assets of the Company to its shareholders), (c) any partial or complete liquidation, or (d) other similar corporate change, such equitable adjustments shall be made in your Restricted Stock Unit award as the Committee determines are necessary and appropriate, including, if necessary, an adjustment in the maximum number or kind of shares subject to the Restricted Stock Unit award (including the conversion of shares subject to the Restricted Stock Unit award from PBG Common Stock to stock of another entity). Such adjustment shall be conclusive and binding for all purposes of the Plan and this Agreement.
     7. Registration, Listing and Qualification of Shares. The Restricted Stock Units shall be subject to the requirements that if, at any time, the Committee determines that the registration, listing or qualification of shares covered hereby upon any securities exchange or under any foreign, federal, state or local law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in conjunction with, the granting of the Restricted Stock Units, no shares shall be issued until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. The Committee may require that you make such representations and agreements and furnish such information as the Committee deems appropriate to assure compliance with or exemption from the foregoing or any other applicable legal requirement, and may cause the certificate or certificates issued to you to bear a legend indicating the existence of any restriction resulting from such representations or agreements.
     8. Nontransferability. Unless the Committee specifically determines otherwise, the Restricted Stock Units are personal to the Grantee and shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void.
     9. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
          (a) “Competed” shall mean (i) worked for, managed, operated, controlled or participated in the ownership, arrangement, operation, or control of, or be connected with or served on the board of directors of any company or entity which engages in the production, marketing or sale of any product or service produced, marketed or sold by the Company; or (ii) any action or omission which is injurious to the Company or which diverts customers or suppliers from the Company.
          [(b) “Retirement” shall have the meaning (i) used in the PBG Salaried Employees Retirement Plan (the “Retirement Plan”), as then in effect, whether it occurs (without limitation) on the Grantee’s Early Retirement Date, Normal Retirement Date or Late Retirement Date (each as defined in the Retirement Plan), or (ii) in the absence of such Retirement Plan being applicable to the Grantee, as determined by the Committee in its sole discretion.] [Notwithstanding the preceding sentence, if the Restricted Stock Units are covered by section 409A of the Code, then for purposes of determining the time of payment (but not vesting), Retirement shall not be deemed to occur unless the Grantee has incurred a “separation from service,” as that term is defined in Code section 409A, and the age and service requirements for Retirement shall be those specified under the Retirement Plan on the Grant Date (and these shall apply without regard to whether the Retirement Plan is applicable to the Grantee). If a Retirement occurs for vesting at a time when Retirement has not occurred for payment, payment will be made as soon as practicable after the date payment would have been made if the Grantee had remained in employment until vesting without regard to Retirement. If the Grantee is a “key employee” within the meaning of Code section 409A, the time of payment that is related to Retirement will be delayed as required by Code section 409A.]
          (c) “Total Disability” shall mean becoming totally and permanently disabled, as determined for purposes of the Company’s Long Term Disability Plan (or in the absence of such Disability Plan being applicable to the Grantee, as determined by the Committee in its sole discretion). [Notwithstanding the preceding sentence, if the Restricted Stock Units are covered by Code section 409A, then for purposes of time of payment but not for vesting “Total Disability” shall mean becoming “disabled” within the meaning of Code section 409A(a)(2)(C).
     If a Disability occurs for vesting at a time when Disability has not occurred for payment, payment will be made as soon as practicable after the date payment would have been made if the Grantee had remained in employment until vesting without regard to Disability. ]
          (d) “Change in Control” shall mean the occurrence of an event described in the Plan.

     10. Notices. Any notice to be given to PBG under the terms of this Agreement shall be addressed to PBG’s Executive Compensation Group at One Pepsi Way, Somers, New York 10589, or such other address as PBG may hereafter designate to the Grantee. Any such notice shall be deemed to have been duly given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal postal service.
     11. Binding Effect.
          (a) This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to PBG, whether by merger, consolidation or the sale of all or substantially all of PBG’s assets. PBG will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PBG to expressly assume and agree to perform this Agreement in the same manner and to the same extent that PBG would be required to perform it if no such succession had taken place.
          (b) This Agreement shall be binding upon and inure to the benefit of the Grantee or his legal representative and any person to whom the Restricted Stock Unit award may be transferred by will or the applicable laws of descent and distribution.
     12. No Contract of Employment; Agreement’s Survival. This Agreement is not a contract of employment, nor does it impose on the Company any obligation to retain the Grantee in its employ. This Agreement shall survive the termination of the Grantee’s employment for any reason.
     13. Amendment; Waiver. No provision of this Agreement may be amended or waived unless agreed to in writing and signed by the Committee, and no such amendment or waiver shall cause the Agreement to violate Code section 409A. Any such amendment to this Agreement that is adverse to the Grantee shall not be effective unless and until the Grantee consents, in writing, to such amendment (provided that any amendment that is required to comply with Code section 409A shall be effective without consent unless the Grantee expressly denies consent to such amendment in writing). The failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not waive any right, power or remedy which the Company has under this Agreement.
     14. Severability or Reform by Court. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.
     15. Prospectus. The Grantee consents to receive copies of the Plan, the Plan Prospectus and other Plan information, including, if applicable, information prepared to comply with laws outside the United States, from the Company’s employee intranet at http:\\.execcomp.pbg.pvt, following the receipt of the Restricted Stock Unit Agreement. The Grantee also consents to receive stockholder information, including copies of any annual report, proxy and Form 10K, from the investor relations section of the PBG web site at www.pbg.com. The Grantee acknowledges that this consent may be withdrawn only by written notice in accordance with Section 10, which notice may be given at any time, and that written copies of the Plan, Plan Prospectus, other Plan information and stockholder information are available by written request to the Company secretary.

     16. Plan Controls. The Restricted Stock Unit award and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any operating guidelines or other policies or regulations which govern administration of the Plan (“Plan Guidelines”), which shall be controlling, except to the extent this Agreement is more restrictive than is required under the Plan or Plan Guidelines and except to the extent provided in this Section 16. [Notwithstanding Section 4(c)(i) of the Plan, a Company approved transfer to an allied organization shall not result in immediate vesting, but employment with the allied organization shall be treated as employment with the Company for purposes of vesting.] If the Restricted Stock Units are covered by Code section 409A, then notwithstanding Section 9 of the Plan, payment of the Restricted Stock Units shall not be accelerated in connection with any change in control that is not a change event described in Code section 409A(a)(2)(A)(v). PBG reserves its rights to amend or terminate the Plan at any time without the consent of the Grantee; provided, however, that the Restricted Stock Unit award outstanding under the Plan at the time of such action shall not be adversely affected thereby and such amendment shall not cause the Agreement to violate Code section 409A. All interpretations or determinations of the Committee or its delegate shall be final, binding and conclusive upon the Grantee (and his legal representatives and any recipient of a transfer of the Restricted Stock Unit award) on any question arising hereunder or under the Plan, the Plan Guidelines or other policies or regulations which govern administration of the Plan.
     17. Rights to Future Grants. By entering into this Agreement, the Grantee acknowledges and agrees that (i) the award and acceptance of Restricted Stock Units pursuant to this Agreement does not entitle the Grantee to future grants of stock options or other awards in the future under the Plan or any other plan; (ii) the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended or terminated by the Company at any time unless otherwise provided in the Plan or in this Agreement; (iii) this Restricted Stock Unit award is not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, termination, redundancy, bonuses, retirement payments or similar payment insofar as permitted by law; (iv) no claim or entitlement to compensation or damages shall arise from termination or diminution in value of this Restricted Stock Unit award resulting from the termination of Grantee’s employment by the Company.
     18. Compliance with Law. The Grantee further agrees to seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock options, rights and stock and the payment of the Restricted Stock Units, including, without limitation, currency and exchange laws, rules and regulations.
     19. Data Transfer. By accepting the Restricted Stock Units, the Grantee has voluntarily consented to the collection, use, processing and transfer of personal data about the Grantee, including the Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, and details of the Restricted Stock Units and all other equity awards from the Company for the purpose of managing and administering the Plan (“Plan Administration Data”). The Company will transfer Plan Administration Data internally as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and PBG and any subsidiary included in the Company may each further transfer Plan Administration Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including the transfer of Plan Administration Data within and outside of the Grantee’s country of residence.
     20. Governing Law and Documents. This Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Delaware, without giving effect to conflict of laws principles. If the Grantee has received this or any other document related to the

Plan translated into a language other than English (and if the translated version is different than the English version), the English version will control in all cases.
     Please indicate your understanding and acceptance of the foregoing by signing and returning a copy of this Agreement.

The Pepsi Bottling Group, Inc. BY:

I confirm my understanding of the foregoing
and accept the Restricted Stock Unit award described above subject to the terms and conditions described herein.

Grantee